UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.      )

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Hooker Furniture Corporation

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Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held March 30, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, on Wednesday, March 30, 2005, at 2:00 p.m., for the following purposes:

(1)	To elect eight directors to serve a one-year term on the Company’s Board of Directors;

(2)	To approve the Hooker Furniture Corporation 2005 Stock Incentive Plan; and

(3)	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on February 15, 2005 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary

March 1, 2005

Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

March 30, 2005

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, March 30, 2005, at 2:00 p.m., at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 1, 2005 to all holders of record on February 15, 2005 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by

•	delivering a written notice to the Secretary of the Company,

•	executing and delivering a later-dated proxy or

•	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

VOTING RIGHTS

On February 15, 2005, the record date for the Annual Meeting, there were 14,475,300 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

ELECTION OF DIRECTORS

The Company proposes the reelection of Paul B. Toms, Jr., Douglas C. Williams, W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, Robert A. Taylor, L. Dudley Walker and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All nominees listed were previously elected directors by the shareholders, except Messrs. Schreiber and Williamson, who were elected by the Board of Directors effective in June and September of 2004, respectively. The Board of Directors of the Company presently consists of nine directors whose terms expire at the time of the 2005 Annual Meeting. Of the current directors, A. Frank Hooker, Jr. will not stand for reelection to the Board of Directors.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that if any nominee should not continue to be available for election, those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Certain information regarding each nominee follows.

Paul B. Toms, Jr., 50, has been a Director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983.

Douglas C. Williams, 57, has been a Director since 1987. Mr. Williams has been President and Chief Operating Officer since December 2000. Mr. Williams was Executive Vice President-Manufacturing from December 1999 to December 2000, Senior Vice President-Manufacturing from 1987 to 1999, and Vice President-Manufacturing from 1986 to 1987. Prior to 1986, he held various positions in manufacturing management. Mr. Williams joined the Company in 1971.

W. Christopher Beeler, Jr., 53, has been a Director since 1993. He is the Chairman, President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products. Mr. Beeler is a director of Branch Banking and Trust Company of Virginia (a wholly-owned subsidiary of BB&T Corporation). Mr. Beeler is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

John L. Gregory, III, 57, has been a Director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory & Smith, P.C. Mr. Gregory is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Mark F. Schreiber, 62, has been a Director since June 2004. He is the retired President and Chief Operating Officer of Houston-based furniture retailer Star Furniture. He held that position from 1995 until his retirement in early 2003. Mr. Schreiber is a member of the Audit Committee and the Compensation Committee.

Robert A. Taylor, 51, has been a Director since December 2002. He has been the President of Eclectic Corner, an accent furniture retailer located in Indianapolis, Indiana, since July 2004, and the President and Chief Executive Officer of Global Coating Consultants LLC, a management consulting firm specializing in Asia Pacific strategy for the industrial coatings industry, since May 2003. He has also been an Executive Partner in the College of Business at Butler University since May 2003. He was President and General Manager of the Chemical Coatings Division of Sherwin-Williams Company, a producer of paints and coatings, from January 2001 to April 2003. From 1997 through 2000, Mr. Taylor was President and Chief Operating Officer of Lilly Industries, Inc., a manufacturer of paints and coatings. Mr. Taylor is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

L. Dudley Walker, 74, has been a Director since 1995. He is the retired Chairman of the Board of VF Knitwear, Inc. (formerly Bassett-Walker, Inc.) a manufacturer of knitted fleecewear and T-shirts and a wholly-owned subsidiary of V. F. Corporation. Mr. Walker is also the retired Chairman, President and Chief Executive Officer of Bassett-Walker, Inc. Mr. Walker is a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Henry G. Williamson, Jr., 57, has been a Director since September 2004. He is the retired Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company of North Carolina, South Carolina, and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is a member of the Audit Committee and the Compensation Committee.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held six meetings during the fiscal year ending November 30, 2004. The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Compensation Committee met five times, the Audit Committee met eight times and the Nominating and Corporate Governance Committee met five times in fiscal 2004. Each incumbent director attended at least 75% of the total fiscal 2004 Board meetings and committee meetings held during the period that he was a member of the Board or such committees. Each of the following directors is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., John L. Gregory, III, A. Frank Hooker, Jr., Mark F. Schreiber, Robert A. Taylor, L. Dudley Walker and Henry G. Williamson, Jr. It is the Company’s policy that each of the directors is expected to attend the Company’s annual shareholder meetings. Eight of the Company’s nine directors attended the 2004 Annual Meeting.

Compensation of Directors

For 2004, non-employee directors received an annual retainer of $15,000, $5,000 for serving on the Audit Committee and $2,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees. The Chair of the Audit Committee received an additional $3,000, and the Chairs of the Compensation and Nominating and Corporate Governance Committees each received $2,000. During 2003, non-employee directors were paid a $12,000 annual retainer and $1,000 for each committee meeting attended. Employee directors receive no additional compensation for Board or committee meetings attended. Directors are paid no other compensation by the Company for the performance of their services as directors. Directors are reimbursed for reasonable expenses incurred in connection with attending board and committee meetings or performing their duties as directors.

Compensation for the current directors’ services as directors of the Company during fiscal 2004 (excluding reimbursement for expenses) is set forth in the table below:

Director	Fiscal 2004 Compensation (1)
W. Christopher Beeler, Jr.	$26,000
John L. Gregory, III	20,000
A. Frank Hooker, Jr.	21,000
Mark F. Schreiber	11,000
Robert A. Taylor	27,000
L. Dudley Walker	21,000
Henry G. Williamson, Jr.	7,334

(1)	Includes amounts paid for committee meetings attended in December 2003.

For 2005, directors will receive an $18,000 annual retainer for service on the Board, $7,500 for serving on the Audit Committee and $3,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees. The Chair of the Audit Committee will receive an additional $4,500, and the Chairs of the Compensation and Nominating and Corporate Governance Committees will each receive an additional $3,000.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which presently consists of Messrs. Taylor (Chairman), Beeler, Gregory, A. Frank Hooker, Jr. and Walker:

•	identifies individuals qualified to become Board members;

•	selects, or recommends that the Board select, nominees to the Board and each committee;

•	assists the Board with respect to corporate governance matters applicable to the Company; and

•	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Committee is independent as defined by applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee is responsible for

•	evaluating and making recommendations to the Board regarding the size and composition of the Board;

•	developing and recommending criteria for the selection of individuals to be considered as candidates for election to the Board; and

•	identifying, investigating and recommending prospective director candidates.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In the case of incumbent directors, the Committee will review each director’s overall service to the Company during his or her term in deciding whether to renominate the director.

The Committee will consider a director candidate recommended by a shareholder for the 2006 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company and is received at the Company’s principal executive offices on or before November 1, 2005. The recommendation must include a description of the candidate’s qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the recommendation;

•	a representation that the shareholder will be entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

•	information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, if the candidate were to be nominated by the Board of Directors;

•	information concerning the director candidate’s independence as defined by applicable NASDAQ listing standards; and

•	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee presently includes Messrs. Gregory (Chairman), A. Frank Hooker, Jr., Schreiber, Walker and Williamson. During fiscal 2004, the Committee consisted of Messrs. Alan D. Cole (Chairman from January 14, 2004 through March 8, 2004), Irving M. Groves, Jr. (Chairman through January 14, 2004 and again effective March 8, 2004 through July 1, 2004), Gregory (effective January 14, 2004 and Chairman effective July 1, 2004), J. Clyde Hooker, Jr. (through February 23, 2004), A. Frank Hooker, Jr., Schreiber (effective June 1, 2004), Walker, and Williamson (effective September 1, 2004). The Committee reviews and makes determinations with regard to the compensation for the Company’s executives, including the Chief Executive Officer, the President and Chief Operating Officer, each of the Executive and Senior Vice Presidents and the President and Chief Executive Officer of Bradington-Young. No member of the Compensation Committee may be a current employee of the Company. Each current member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards. The Board of

Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. The Compensation Committee Report on Executive Compensation begins on page 9.

Audit Committee

The Audit Committee, which presently consists of Messrs. Beeler (Chairman), Schreiber, Taylor and Williamson:

•	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

•	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the external auditors; and

•	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is included as Appendix A of this proxy statement and is available on the Company’s Web site at www.hookerfurniture.com. The Report of the Audit Committee is set forth below. Each member of the Audit Committee is independent as defined by applicable NASDAQ listing standards. The Company’s Board of Directors has determined that each of Messrs. Beeler and Williamson is an “audit committee financial expert” for purposes of the SEC’s rules.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended November 30, 2004 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on conformity of those audited financial statements with generally accepted accounting principles, the independent auditors’ judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent auditors under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors to the Committee required by Independence Standard Board Standard No. 1. The Committee has also considered whether the provision of non-audit related services by the independent auditors is compatible with maintaining the independent auditors’ independence and found it to be acceptable.

The Committee met with the Company’s independent auditors, with and without management present, and discussed the overall scope of their audit, the results of their examination, their evaluation of the Company’s internal control and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004 for filing with the Securities and Exchange Commission.

W. Christopher Beeler, Jr., Chairman Mark F. Schreiber Robert A. Taylor Henry G. Williamson, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies it has received of the Forms 3, 4 and 5 filed during or with respect to the fiscal year ended November 30, 2004, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with such filing requirements, except that Irving M. Groves, a former director, was late in reporting one holding of shares on his Form 3.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth, for the fiscal years ended November 30, 2004, 2003 and 2002, the compensation for services in all capacities to the Company of those persons who at any time during the fiscal year ended November 30, 2004 served as the Company’s Chief Executive Officer or at November 30, 2004 were the next four most highly compensated executive officers of the Company for the fiscal year ended November 30, 2004 (each a “named executive officer” and collectively, the “named executive officers”).

Name and Principal Position	Year	Annual Compensation			All Other Compensation (2)
		Salary	Bonus	Other Annual Compen- sation (1)
Paul B. Toms, Jr., Chairman and Chief Executive Officer	2004 2003 2002	$249,997 234,000 226,200	$185,130 129,325 152,250	$71,487	$15,588 11,948 31,193

Douglas C. Williams, President and Chief Operating Officer	2004 2003 2002	241,201 234,000 226,200	185,130 129,325 152,250	34,759	24,081 17,348 22,770

E. Larry Ryder, Executive Vice President – Finance and Administration	2004 2003 2002	193,201 187,200 180,960	148,104 103,460 121,800	50,966	24,081 17,387 26,108

Michael P. Spece, Executive Vice President – Merchandising and Design	2004 2003 2002	186,002 168,002 154,021	148,104 103,460 101,500	33,416	23,295 17,367 24,071

C. Scott Young, President and Chief Executive Officer – Bradington-Young, LLC (3)	2004 2003	216,780 192,500	160,446 112,081		2,500 2,500

(1)	Other Annual Compensation for 2003 represents an amount reimbursed to each named executive officer (other than Mr. Young) for the payment of annual premiums under a split-dollar life insurance agreement, plus payment of an additional amount intended to make the premium reimbursement tax-neutral to the named executive officer. In 2002, the Company made contributions for premiums under the split-dollar life insurance agreements for these named executive officers. The present value of the benefit of those contributions is included under All Other Compensation for that period. In December 2003, the split-dollar life insurance agreements were terminated and the underlying life insurance policies were transferred by these named executive officers to the Company (see “Compensation Committee Report on Executive Compensation” beginning on page 9 for additional information regarding changes during 2004 to certain executive benefit programs).

(2)	All Other Compensation for 2004 for each named executive officer includes employer contributions to the Company’s tax-qualified employee stock ownership plan (“ESOP”) and tax-qualified Section 401(k) plans as set forth below:

	ESOP	401(k)
Paul B. Toms, Jr.	$9,108	$6,480
Douglas C. Williams	17,601	6,480
E. Larry Ryder	17,601	6,480
Michael P. Spece	17,601	5,694
C. Scott Young		2,500

(3)	Mr. Young became an executive officer of the Company effective January 2, 2003, in connection with the acquisition of the assets of Bradington-Young, LLC (see “Certain Relationships and Related Transactions” on page 11).

Supplemental Executive Retirement Plan

The Company provides a supplemental executive retirement plan for Messrs. Toms, Williams, Ryder and Spece, as well as certain other executives of the Company. This plan provides a monthly supplemental retirement benefit equal to 40% of the executive’s final average monthly compensation, payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any bonuses paid to the executive during the five-year period prior to his termination of employment with the Company. An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until attainment of age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. However, Mr. Spece will become fully vested if he remains continuously employed until he reaches age 60. In addition, the monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as defined in the plan).

The estimated annual benefit payable upon retirement at normal retirement age (assuming full vesting) to each of the named executive officers who participates in the supplemental executive retirement plan is set forth below:

Estimated Annual Retirement Benefit*
Paul B. Toms, Jr.	$262,558
Douglas C. Williams	199,151
E. Larry Ryder	159,331
Michael P. Spece	176,396

*	Calculated based on historical average salary and bonus amounts for the five-year period ending November 30, 2004. Actual benefits would be calculated based on the five-year period prior to termination of employment with the Company.

Executive Life Insurance Program

The Company provides an executive life insurance program for Messrs. Toms, Williams, Ryder and Spece, as well as certain other executives of the Company. This life insurance program provides a death benefit of $1.5 million if the executive dies on or before his 60th birthday, and a $1 million death benefit if he dies after his 60th birthday but on or before his 65th birthday. The life insurance benefit automatically terminates when the executive terminates employment with the Company for any reason other than death or when he attains age 65, whichever occurs first. The life insurance policies funding the new life insurance program are owned by the Company.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the Company’s fiscal year ended November 30, 2004, the Compensation Committee included Messrs. Gregory (effective January 14, 2004 and Chairman effective July 1, 2004), Cole (Chairman from January 14, 2004 through March 8, 2004), Groves (Chairman through January 14, 2004 and again effective March 8, 2004 through July 1, 2004), A. Frank Hooker, Jr., J. Clyde Hooker, Jr. (through February 23, 2004), Schreiber (effective June 1, 2004), Walker, and Williamson (effective September 1, 2004). A. Frank Hooker, Jr. was an officer of the Company until his retirement in May 1999 and J. Clyde Hooker, Jr. was an officer of the Company until his retirement in December 2000.

John L. Gregory, III, is a director of the Company, Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Gregory is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory & Smith, P.C., which firm was utilized as counsel by the Company during the fiscal year ended November 30, 2004. The company paid less than $5,000 in fees to Young, Haskins, Mann, Gregory & Smith, P.C. during fiscal 2004. The Company expects to use the firm during the current fiscal year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is composed exclusively of non-employee, independent directors. The Committee is authorized to establish general principles for compensating the Company’s executives, including the executive officers listed in the Summary Compensation Table at page 7 of this proxy statement. The Committee adopted a charter in 2004 which reflects the Committee’s various responsibilities, which include the implementation and administration of an overall executive compensation program. Prior to adoption of the charter, compensation determinations made by the Committee were also subject to approval of the entire Board. The Committee meets at scheduled times throughout the year.

General Compensation Philosophy

The Committee believes that a compensation program should help attract and retain highly qualified executives who will contribute significantly to the success of the Company. The Committee further believes that a compensation program should motivate executives to achieve the financial and other goals inherent in the Company’s business strategy, and should link the elements of compensation to both individual performance and to the Company’s financial performance.

In accordance with this philosophy, the Committee has developed a compensation program that is based on three primary elements:

•	annual base salary,

•	an annual performance-based bonus and

•	supplemental retirement and life insurance benefits.

Each element was reviewed by the Committee in setting compensation for the Company’s executives for 2004, as discussed below.

Base Salary and Annual Bonus Opportunity

In setting base salaries and the annual bonus opportunity for 2004, the Committee adopted a process similar to that used for prior years. First, the Committee considered a proposal by management. The Committee then reviewed management’s recommended salaries and bonuses in light of compensation data for the furniture industry, as reported in a published survey. The survey analyzed cash compensation levels for executive positions identical to or similar to the positions held by the Company’s senior executives for a range of companies in the furniture industry, including both public and privately-held companies. The Committee determined that it was appropriate to utilize this survey since the Company’s most direct competitors for executive talent are generally those companies included in the survey. The companies covered by the survey are not identical to the group of companies which comprise the peer group index in the Performance Graph on page 12 of this proxy statement.

The Committee also considered the appropriate structure for the annual bonus opportunity. As for prior years, the Committee concluded that the annual bonus opportunity for each executive should be linked to the Company’s annual pre-tax earnings. Under the program approved by the Committee, annual pre-tax earnings had to exceed a specified dollar threshold before executives would be eligible for any bonus. If the threshold was met, each executive would be eligible for a bonus that was directly linked to the amount of annual pre-tax earnings in excess of the threshold. The Committee determined that this structure provided appropriate incentives to increase Company profitability.

The Chief Executive Officer’s base salary and annual bonus opportunity for 2004 was determined on a combined basis. Under this approach, the salary recommended by management was combined with the bonus that Mr. Toms would receive based on earnings projections, to develop an amount of total cash compensation. This amount was compared to the total cash compensation of chief executives of similarly-

sized companies, as reported in the industry compensation survey. The Committee determined that the salary proposed by management for Mr. Toms should be increased slightly so that his total cash compensation would place him in the top quartile of total cash compensation for chief executive officers of companies similar in size to the Company. The Committee determined that this level of total cash compensation was appropriate in light of the Company’s strong financial performance in 2003, which included outperforming its peers in measures such as return on assets, return on equity, gross margin, and increase in net income percentage. The Committee also determined that Mr. Toms’ compensation was appropriate in light of his individual performance during 2003, which included maintaining positive customer relations, capitalization on profitable industry trends and implementing important cost savings.

A similar approach was used for setting the total cash compensation for the Company’s other executives. The Committee generally accepted the management’s salary and annual bonus opportunity recommendations for those executives, but made certain adjustments for some executives as it determined to be appropriate.

The Board approved the base salaries and annual bonus opportunities established by the Committee for Mr. Toms and the Company’s other senior executives.

Salary Continuation and Life Insurance Programs

At the end of 2003, the Committee undertook a review of the salary continuation program and executive life insurance benefits in place for certain of the Company’s executives, including Messrs. Toms, Williams, Ryder and Spece. The review was undertaken in response to regulatory changes affecting executive life insurance programs, and to determine whether these programs were appropriately tailored to achieve the goal of retaining key executive talent.

The Committee reviewed a proposal to change the benefit under the salary continuation program from a flat dollar amount payable for 10 years following retirement, to a percentage of final average compensation payable for 15 years following retirement, coupled with a requirement that the executive work to age 60 in order to obtain a vested right to such benefits. The Committee also reviewed a proposal to change the life insurance program to only provide death benefits if the executive died before retirement, and to have that coverage terminate when the executive’s employment terminated. In considering these changes, the Committee reviewed their impact on executives’ total projected retirement and life insurance benefits, their cost to the Company and their ability to enhance executive retention. The Committee determined that the changes would enhance executive retention at a reasonable cost to the Company and recommended to the Board that the changes be adopted. The Board adopted the changes, which are discussed in greater detail at page 8 of this proxy statement.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting compensation of over $1 million that is paid in any taxable year to the Company’s Chief Executive Officer or to any of the other four most highly compensated individuals who are executive officers at the end of the year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The types of incentive awards authorized under the proposed 2005 Stock Incentive Plan generally would constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation if the plan is approved by the Company’s shareholders. See page 14 of this proxy statement for a description of the 2005 Stock Incentive Plan.

Compensation levels for each of the Company’s executive officers currently are well below the $1 million threshold. However, the Committee will consider the potential application of the deduction limit when structuring compensation components in future years.

A. Frank Hooker, Jr. Robert A. Taylor L. Dudley Walker

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 2, 2003, the Company, through its wholly owned subsidiary B-Y Acquisition LLC, acquired substantially all of the assets of Bradington-Young, LLC, a North Carolina-based manufacturer of upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium to high-end price niches (“Bradington-Young NC”). Following the acquisition, B-Y Acquisition LLC changed its name to Bradington-Young, LLC (“Bradington-Young VA”). C. Scott Young, an owner and manager of Bradington-Young NC, now serves as the President and Chief Executive Officer of Bradington-Young VA and is deemed to be an executive officer of the Company. In addition, Craig S. Young and Clark S. Young, Mr. Young’s brothers, were also owners of Bradington-Young NC. Craig S. Young now serves as Vice President of Sales of Bradington-Young VA and received $214,988 in salary and bonus for fiscal 2004. Clark S. Young serves as an independent commissioned sales representative for Bradington-Young VA on the same terms as the Company’s other independent commissioned sales representatives. He earned $386,124 in commissions in fiscal 2004. Both Craig S. Young and Clarke S. Young are expected to continue to serve in these capacities during fiscal 2005.

Additional discussion of certain transactions and business relationships with current or former members of the Compensation Committee can be found under the heading “Compensation Committee Interlocks and Insider Participation in Compensation Decisions” beginning on page 8.

PERFORMANCE GRAPH

The following graph compares cumulative total shareholder return for the Company with a broad performance indicator, the Russell 2000® Index, and an industry index, the Wood Household Furniture Index, for the period from November 30, 1999 to November 30, 2004.

(1)	The graph shows the cumulative total return on $100 invested at the beginning of the measurement period in the Company’s Common Stock or the specified index, including reinvestment of dividends.

(2)	Beginning June 27, 2002, the Company’s Common Stock was listed on the NASDAQ SmallCap Market under the symbol “HOFT.” From April 11, 2001 through June 24, 2002, the Company’s Common Stock was quoted on the Over-the-Counter Bulletin Board. Before April 11, 2001, the Common Stock was not listed for trading on any securities exchange or on NASDAQ or on any other inter-dealer quotation system of a registered national securities association. For periods before fiscal 2002, the cumulative total return for the Company’s Common Stock is based upon stock price information provided by the National Association of Securities Dealers, Inc. as reported to it by its member firms. That stock price information represents transactions in the Company’s Common Stock in the “over-the-counter” market during those periods.

(3)	SIC Code 2511 Wood Household Furniture Index as prepared by CoreData, LLC (formerly Media General Financial Services, Inc.). At February 3, 2005, CoreData reported that the Wood Household Furniture Index consisted of: Bassett Furniture Industries, Inc., Chromcraft Revington, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Keller Manufacturing and Stanley Furniture Company, Inc.

(4)	The Russell 2000® Index, prepared by Frank Russell Company, measures the performance of the 2000 smallest companies out of the 3,000 largest U.S. companies based on total market capitalization.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of February 15, 2005 by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the named executive officers and by all directors and executive officers as a group:

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Hooker Furniture Corporation Employee Stock Ownership Plan Trust (1)	3,976,596	(2)	27.5%
Royce & Associates, LLC (3)	1,739,280	(3)	12.0
J. Clyde Hooker, Jr. (4)	1,061,962	(5)	7.3
Paul B. Toms, Jr.	622,592	(6)	4.3
A. Frank Hooker, Jr.	392,800	(7)	2.7
W. Christopher Beeler, Jr.	84,900	(8)	*
Douglas C. Williams	26,639	(9)	*
E. Larry Ryder	20,160	(10)	*
L. Dudley Walker	20,000		*
Michael P. Spece	8,846	(11)	*
Robert A. Taylor	3,914		*
John L. Gregory, III	1,600		*
C. Scott Young	—		—
Henry G. Williamson, Jr.	1,000		*
Mark F. Schreiber	500		*
All directors and executive officers as a group (14 persons)	1,203,383	(12)	8.3%

*	Less than one percent.

(1)	The principal business address for GreatBanc Trust Company, the trustee (the “ESOP Trustee”) of the Hooker Furniture Corporation Employee Stock Ownership Plan Trust (the “ESOP Trust”), is 1301 West 22nd Street, Suite 702, Oak Brook, Illinois 60523.

(2)	Shares reported as owned by the ESOP Trust include 59,753 shares that are also reported as beneficially owned by the executive officers. The ESOP Trustee has disposition power with respect to shares owned by the ESOP Trust. The ESOP Trustee may dispose of ESOP shares only at the direction of a committee appointed by the Company. During fiscal 2004 that committee consisted of the following officers of the Company: Douglas C. Williams, E. Larry Ryder and Jack R. Palmer (Vice President-Human Resources). The ESOP Trustee has sole voting power with respect to 2,706,720 shares held by the ESOP Trust, which have not been allocated to plan participants. Shares allocated to plan participants’ accounts are voted by the ESOP Trustee in accordance with the directions of the participants, unless no directions are received.

(3)	The beneficial ownership information for Royce & Associates, LLC is based upon a Schedule 13G/A filed with the SEC on January 28, 2005. The Schedule 13G/A indicates that Royce & Associates has sole voting and disposition power with respect to all 1,739,280 of such shares. The principal business address of Royce & Associates is 1414 Avenue of the Americas, New York, New York 10019.

(4)	The business address for Mr. Hooker is c/o Hooker Furniture Corporation, 440 East Commonwealth Boulevard, Martinsville, Virginia 24112.

(5)	J. Clyde Hooker, Jr. has sole voting and disposition power with respect to 842,480 shares and shared voting and disposition power with respect to 219,482 shares. Shares beneficially owned by Mr. Hooker do not include 48,272 shares beneficially owned by his wife. Mr. Hooker disclaims beneficial ownership of those shares.

(6)	Mr. Toms has sole voting and disposition power with respect to 64,972 shares and shared voting and disposition power with respect to 547,268 shares. Mr. Toms also has sole voting power with respect to 10,352 shares held by the ESOP Trust.

(7)	A. Frank Hooker, Jr. has sole voting and disposition power with respect to 361,900 shares and shared voting power with respect to 30,900 shares.

(8)	Mr. Beeler has sole voting and disposition power with respect to 8,800 shares and shared voting and disposition power with respect to 76,100 shares.

(9)

Mr. Williams has sole voting and disposition power with respect to 11,152 shares. He also has sole voting power with respect to 15,087 shares held by the ESOP Trust. The share amount shown in the table includes 400 shares beneficially owned by members of his family. Mr. Williams may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (2) above).

(10)	Mr. Ryder has sole voting and disposition power with respect to 7,500 shares. He also has sole voting power with respect to 12,660 shares held by the ESOP Trust. Mr. Ryder may also be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (2) above).

(11)	Mr. Spece has sole voting and disposition power with respect to 3,750 shares. He also has sole voting power with respect to 5,096 shares held by the ESOP Trust.

(12)	Messrs. Williams and Ryder, each of whom is an executive officer, may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (2) above).

PROPOSAL TO APPROVE THE 2005 STOCK INCENTIVE PLAN

The Board has adopted the Hooker Furniture Corporation 2005 Stock Incentive Plan (the “Stock Incentive Plan”), and is recommending that shareholders approve the Stock Incentive Plan at the Annual Meeting. The Stock Incentive Plan is integral to the Company’s compensation strategy and programs. The Board believes that the Stock Incentive Plan will help the Company recruit, motivate and retain the caliber of employees and outside directors essential to the Company’s success, and will further align the interests of those employees and outside directors with the interests of the Company’s shareholders.

In addition, the Compensation Committee has determined that the addition of equity-based compensation to the Company’s existing compensation program will provide long-term incentives that will complement the short-term incentives inherent in the Company’s performance-based annual bonus program, as described in the Compensation Committee’s report beginning on page 9 of this proxy statement. If shareholders approve the Stock Incentive Plan, the Committee will be able to develop equity-based compensation incentives which further align executive compensation with the long-term interests of the Company’s shareholders.

The Stock Incentive Plan will permit grants of restricted stock, restricted stock units, stock appreciation rights and performance grants. Shareholder approval of the Stock Incentive Plan will permit performance-based awards, as discussed below, to qualify for deductibility under Section 162(m) of the Internal Revenue Code.

Awards and grants under the Stock Incentive Plan are referred to as “Incentive Awards.” Those persons eligible to receive Incentive Awards under the Stock Incentive Plan are referred to as “Participants.” Participants include all present and future employees of the Company and its subsidiaries.

A discussion of the material features of the Stock Incentive Plan follows. You also should read the full text of the Stock Incentive Plan, which is attached to this proxy statement as Appendix B. The following summary is qualified in its entirety by reference to the full text of the Stock Incentive Plan.

Administration of the Plan. The Stock Incentive Plan will be administered by the Compensation Committee (for purposes of this summary, the “Committee”). The Committee will have full authority, subject to the provisions of the Stock Incentive Plan to, among other things, determine the employees to whom Incentive Awards will be granted, the types of Incentive Awards to be granted, the number of shares to be made subject to Incentive Awards, the exercise price and other terms and conditions of the Incentive Awards and to interpret the Stock Incentive Plan. The Committee may prescribe, amend and rescind the rules and regulations relating to the Stock Incentive Plan, and may delegate certain administrative powers to officers of the Company. In no event, however, may the Committee delegate its authority to grant Incentive Awards. It is intended that the members of the Committee be “non-employee directors” within the meaning of Section 16 under the Securities Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code, and meet other applicable requirements established by NASDAQ.

Eligibility. All present and future key management employees of the Company and its subsidiaries are eligible to receive Incentive Awards under the Stock Incentive Plan if the Committee determines that they have contributed, or can be expected to contribute, significantly to the Company or any of its subsidiaries. The

Committee has the power and complete discretion to select eligible key management employees to receive Incentive Awards and to determine the type of award and its terms and conditions.

In addition, each member of the Board who is not otherwise an employee of the Company or any of its subsidiaries (an “Outside Director”) will be eligible to receive restricted stock in accordance with the terms of the award program for Outside Directors, as described below. Outside Directors are not eligible to receive any other type of Incentive Award under the Stock Incentive Plan.

Approximately 50 employees and six Outside Directors are eligible to receive awards under the Stock Incentive Plan.

Stock Available for Incentive Awards. A maximum of 750,000 shares of the Company’s common stock (“Company Stock”) will be available for issuance under the Stock Incentive Plan, subject to adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange or other similar corporate transaction or event. In addition, no more than 75,000 shares of Company Stock may be allocated to the Incentive Awards that are granted during any single taxable year of the Company to any individual Participant who is an employee of the Company or any of its subsidiaries.

Shares covered by an Incentive Award granted under the Stock Incentive Plan will not be counted as used under the Stock Incentive Plan unless and until they are actually issued and delivered to a Participant. However, in no event during the term of the Stock Incentive Plan will the total shares covered by outstanding Incentive Awards exceed the total shares then available for issuance under the Stock Incentive Plan. Shares of Company Stock allocable to Incentive Awards that terminate, lapse or are forfeited for any reason will again be available for grant under the Stock Incentive Plan. In addition, shares of Company Stock that are retained by the Company to pay applicable tax withholding on an Incentive Award, and shares allocated to an Incentive Award that is settled in cash also will be available again for grant under the Stock Incentive Plan. Finally, shares covered by a stock appreciation right will be counted as used only if the shares are actually issued to the Participant.

The Company’s common stock is traded on the NASDAQ SmallCap Market. The last reported sales price of the Company’s common stock on February 15, 2005, was $25.34.

Types of Incentive Awards That May Be Granted Under the Plan. The following types of Incentive Awards may be granted under the Stock Incentive Plan:

Stock Appreciation Rights. The Committee may award stock appreciation rights. A stock appreciation right entitles the Participant to receive shares of Company Stock equal in value to the excess of (i) the fair market value on the date of exercise of Company Stock covered by the surrendered stock appreciation right over (ii) the fair market value of Company Stock on the date the stock appreciation right was granted (the exercise price of the stock appreciation right). The exercise price of a stock appreciation right must be at least 100% of the fair market value of Company Stock on the date that the stock appreciation right is granted. Stock appreciation rights will, when exercised, be paid in shares of Company Stock.

Restricted Stock Awards. The Committee may grant restricted stock under the Stock Incentive Plan, which will be Company Stock subject to certain terms and conditions. The Participant will not be able to sell or transfer the restricted stock until the restrictions stated in the award agreement have been met, which may include the achievement of performance goals (as described below). Such restrictions will not expire less than three years from the date on which the restricted stock was awarded if the restrictions are based on the passage of time, or less than one year from the date on which the restricted stock was awarded if the restrictions are based on the achievement of performance goals. However, the Committee may in its discretion provide that restrictions will expire at an earlier time as a result of the disability, death or retirement of a Participant, or the occurrence of a change of control. The restricted stock will be forfeited if the restrictions are not met.

Restricted Stock Unit Awards. The Committee may grant restricted stock units, which will be the right to receive Company Stock or cash subject to certain terms and conditions. Such restrictions may include the achievement of performance goals (as described below). Restrictions will not expire less than three years from the date on which the restricted stock units were awarded if the restrictions are based on the passage of time, or less than one year from the date on which the restricted stock units were awarded if the restrictions are based on the achievement of performance goals. However, the Committee may in its discretion provide that restrictions will expire at an earlier time as a result of the disability, death or retirement of a Participant, or the occurrence of a change of control. Similar to restricted stock, restricted stock units cannot be sold or transferred by a Participant until the applicable restrictions expire or have been met. Restricted stock units may be paid in Company Stock, cash or in a combination of Company Stock or cash.

Performance Grants; Performance Goals. Performance grants are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m) of the Internal Revenue Code. Performance goals use objective and quantifiable performance criteria. The performance criteria that the Committee may use in establishing performance goals for performance grants (and for performance-based restricted stock and performance-based restricted stock units) are total shareholder return; revenue; gross profit; earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; operating income; pre-tax earnings; net operating profit after taxes; net income; earnings per share; gross margin; operating margin; net margin; operating cash flow; free cash flow; return on assets; return on invested capital; and return on equity. Performance criteria may be used to measure the performance of the Company as a whole or any business unit of the Company, and may be measured relative to a peer group or index. The Committee sets threshold target and maximum amounts payable under the performance grant. The Participant receives the appropriate payments at the end of the performance period if the performance goals (and other terms and conditions of the award) are met. The actual payments under a performance grant can be made in cash, Company Stock, or both, as determined by the Committee.

The aggregate maximum cash amount payable under the Stock Incentive Plan in any single taxable year of the Company to any Participant who is an employee of the Company or its subsidiaries cannot exceed $500,000. The Committee must make performance grants prior to the earlier of the 90th day of the period for which the performance grant relates or the completion of 25% of such period.

Outside Director Awards. Each Outside Director will receive an award of restricted stock beginning on the tenth business day of January 2006, and on the tenth business day of January of each following calendar year. The number of shares of restricted stock awarded to an Outside Director will be determined by dividing fifty percent of the total annual fees payable for serving as an Outside Director by the fair market value of the Company’s stock on the award date, and rounding to the nearest whole share. The restricted stock will become fully vested, and the restrictions applicable to the restricted stock will lapse, on the third anniversary of the date on which the restricted stock was granted, or if earlier, when the Outside Director dies, is disabled, the Annual Shareholders Meeting following the Outside Director’s attainment of age 75, or a change in control of the Company.

Change in Control. When granting Incentive Awards, the Committee may allow the awards to become fully exercisable, vested or payable upon the occurrence of a change in control (as defined in the Stock Incentive Plan).

Term of the Stock Incentive Plan. The Stock Incentive Plan will become effective on March 30, 2005 if approved by the Company’s shareholders, as described below. The Stock Incentive Plan will automatically terminate at the close of business on March 30, 2010.

Termination of the Stock Incentive Plan. The Board may terminate the Stock Incentive Plan at any time. Termination will not adversely affect any Incentive Award outstanding at the time of termination.

Amendment of the Plan or Incentive Awards. The Board may amend or terminate the Stock Incentive Plan in any manner as it deems advisable. However, if and to the extent required by the Internal Revenue Code or NASDAQ, shareholders must approve amendments that would:

•	increase the number of shares of Company Stock that are reserved and available for issuance under the Stock Incentive Plan;

•	materially modify the requirements as to eligibility to participate in the Stock Incentive Plan;

•	materially increase the benefits that Participants may receive under the Stock Incentive Plan; or

•	expand the types of Incentive Awards provided for under the Stock Incentive Plan.

The Board can amend unilaterally the Stock Incentive Plan (subject to the foregoing limitations) and Incentive Awards as it deems appropriate to ensure that the Stock Incentive Plan and Incentive Awards comply with any section of the Internal Revenue Code and with Rule 16b-3 under the Securities Exchange Act.

Transferability of Incentive Awards. Stock appreciation rights may be transferable by a Participant and exercised by someone other than the Participant only if permitted under the terms of the Incentive Award. Restricted stock awards are not transferable until restrictions related to such awards lapse or are terminated.

New Plan Benefits. No Incentive Awards have been granted to date under the Stock Incentive Plan, although it is anticipated that Incentive Awards will be granted during 2005 and in later years if the Stock Incentive Plan is approved by the Company’s shareholders. Because the amount of awards to be received by any Participant (other than an Outside Director) is determined by the Committee in its sole discretion, the amount of future awards to be granted to any employee or group of employees under the Stock Incentive Plan in any particular year is not currently determinable.

The following table shows the number of shares underlying the restricted stock awards that automatically will be granted to the Outside Directors under the annual award program for Outside Directors, as described above.

Stock Incentive Plan Benefits

Name and Position	Dollar Value of Restricted Stock Granted Annually ($)(1)	Number of Shares of Restricted Stock Granted Annually(2)
W. Christopher Beeler, Jr.	$16,500	651
John L. Gregory, III	13,500	533
Mark F. Schreiber	14,250	562
Robert A. Taylor	15,750	622
L. Dudley Walker	12,000	474
Henry G. Williamson, Jr.	14,250	562
Non-Management Directors as a Group (the above six individuals)	$86,250	3,404

(1)	This amount is equal to one-half of the total annual fees payable to each director for fiscal 2005 as of February 15, 2005. The actual dollar value of restricted stock granted would be based on the total annual fees payable to the director as of the date on which the award is granted.

(2)	This amount is based on the closing price of the Company Stock on February 15, 2005, which was $25.34. The actual dollar value of each restricted stock award will depend on the value of Company Stock as of the date on which the award is granted.

Federal Income Tax Consequences.

Restricted Stock. A Participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A Participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award.

The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the awards if, at any time, the Participant had filed a timely election to accelerate recognition of income).

Other Incentive Awards. A Participant will realize ordinary income in an amount equal to any cash and the fair market value of any shares of Company Stock that are paid or delivered in connection with settlement of a stock appreciation right, a restricted stock unit or a performance grant. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income that the Participant has recognized. However, these types of Incentive Awards generally are subject to special federal income tax rules that apply to “nonqualified deferred compensation plans” that were enacted as part of the American Jobs Creation Act of 2004 (the “Act”), and which became effective on January 1, 2005. Failure to comply with the new rules or qualify for an exemption could result in significant adverse tax results to Participants, including immediate taxation of benefits under the Incentive Award, a penalty of 20 percent of the benefits under the Incentive Award (and benefits under other Incentive Awards subject to the Act), plus a special interest payment. It is possible that the tax consequences described above for certain types of Incentive Awards will change as a result of interpretations of the Act to be issued by federal tax authorities. The Board intends to exercise its discretionary authority to amend the Stock Incentive Plan as it deems appropriate to cause the Stock Incentive Plan to comply with the Act, consistent with the interpretations of federal tax authorities. In exercising this authority, the Board may, among other actions, eliminate the availability of one or more types of Incentive Awards. In addition, the Stock Incentive Plan and Incentive Awards granted under the Stock Incentive Plan will be operated with the intent to comply with the Act or to qualify for one or more exemptions from the Act.

Million Dollar Deduction Limit. The Company may not deduct compensation of more than $1 million that is paid to an individual who, on the last day of the taxable year, is either the Company’s Chief Executive Officer or is among one of the four other most highly-compensated officers for that taxable year as reported in the Company’s proxy statement. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that Incentive Awards in the form of stock appreciation rights, performance-based restricted stock, performance-based restricted stock units and performance grants will constitute qualified performance-based compensation and, as such, will be exempt from the $1 million limitation on deductible compensation.

Approval by Shareholders. In order to be adopted, the Stock Incentive Plan must be approved by the affirmative vote of a majority of the total votes cast on the proposal.

The Board of Directors recommends a vote FOR approval of the 2005 Stock Incentive Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP as its independent registered public accounting firm for the Company for fiscal 2005. KPMG LLP has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Change in Accountant

On September 30, 2002, the Company engaged KPMG to serve as the Company’s principal accountant to audit the Company’s financial statements for the fiscal year ending November 30, 2003. BDO Seidman, LLP, the Company’s previous principal accountant, continued to serve as the Company’s principal accountant to audit the Company’s financial statements for the fiscal year ended November 30, 2002, through the completion of that audit and the date of the Company’s Annual Report on Form 10-K for that period. The change in the Company’s principal accountant was recommended by the Audit Committee and approved by the Board of Directors.

The reports of BDO Seidman with respect to the Company’s financial statements for fiscal years 2001 and 2002 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 2001 and 2002 and the period from November 30, 2002 through the end of BDO Seidman’s engagement by the Company, there were no disagreements between the Company and BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, would have caused BDO Seidman to make reference to the subject matter of the disagreements in its report on the Company’s financial statements for such years.

During fiscal years 2001 and 2002 and the period from November 30, 2002 to the date of the Company’s Annual Report on Form 10-K for the year ended November 30, 2002, the Company did not consult with KPMG regarding either the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act, or reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided BDO Seidman and KPMG with a copy of the foregoing disclosures.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the fiscal years ended November 30, 2004 and 2003:

	2004	2003
Audit Fees	$740,000	$218,000
Audit Related Fees	103,000	None
Tax Fees	23,000	31,000
All Other Fees	None	None

Audit Fees include KPMG’s fees for audit services, including the audit of the Company’s annual financial statements and related attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002 (beginning in 2004), review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings. Audit Fees for 2004 include estimated fees of $147,000, which have not yet been billed by KPMG.

Audit-Related Fees include fees billed by KPMG in 2004 for audit-related services not otherwise reported in the preceding paragraph for review and assistance related to the Company’s Sarbanes-Oxley Section 404 compliance efforts.

Tax Fees include fees billed by KPMG for tax planning and compliance services and advice.

All Other Fees. There were no other fees billed by KPMG in fiscal 2004 or fiscal 2003.

Audit Committee Preapproval of Audit and Non-Audit Services

The Audit Committee is required to preapprove all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to preapprove such services between meetings of the Committee up to $15,000 during any fiscal quarter and $50,000 during any fiscal year. The Committee Chair must report any preapproval to the Committee at its next meeting. Less than 1% of aggregate audit-related fees and tax fees were approved by the Committee pursuant to the de minimus waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the eight nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast on the election of directors and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting, including the proposal to approve the Hooker Furniture Corporation 2005 Stock Incentive Plan, will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of that matter.

Voting of Shares Held in Employee Stock Ownership Plan

Participants in the Company’s ESOP will receive a form to use to provide voting instructions to GreatBanc Trust Company, the trustee for the ESOP (the “ESOP Trustee”) for the shares of Common Stock held on each participant’s behalf by the ESOP Trustee. The share amounts on the form will reflect the shares in the participant’s plan account. Voting instructions should be returned, properly executed, in the envelope provided. The ESOP Trustee will vote in accordance with a participant’s instructions. If an ESOP participant does not return voting instructions, the ESOP Trustee will vote the shares in its discretion.

Shareholder Proposals for 2006 Annual Meeting

Any shareholder desiring to present a proposal to the shareholders at the 2006 Annual Meeting and who desires that the proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit the proposal to the Secretary of the Company so that it is received at the Company’s principal executive offices on or before November 1, 2005. All proposals must comply with applicable Securities and Exchange Commission regulations. With respect to shareholder proposals that are not included in the proxy statement for the 2006 Annual Meeting, the persons named in the proxy solicited by the Company’s Board of Directors for the 2006 Annual Meeting will be entitled to exercise the discretionary voting power conferred by that proxy under the circumstances specified in Securities Exchange Act Rule 14a-4(c), including with respect to proposals received by the Company after January 15, 2006.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708.

By Order of the Board of Directors,

Robert W. Sherwood Secretary

March 1, 2005

Appendix A

Hooker Furniture Corporation

Audit Committee Charter

Amended and Restated

As of January 12, 2005

The Audit Committee (the “Committee”) of the Board of Directors (the “Board” or the “Board of Directors”) of Hooker Furniture Corporation (the “Company”) shall be a standing committee and the purpose of the Committee is to represent and assist the Board of Directors in its general oversight of the Company’s (a) accounting and financial reporting principles, (b) preparation, presentation and integrity of the financial statements, and (c) internal controls and practices. The Committee shall have the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms.

The Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board level oversight role where it oversees the relationship with the independent auditor, as set forth in this charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the auditor on the basis of the information it receives, discussions with the auditor, and the experience of the Committee’s members in business, financial and accounting matters.

MEMBERSHIP

The Committee is comprised of at least three directors determined by the Board of Directors to meet the independence and financial literacy requirements of the NASDAQ Stock Market, Inc. and applicable federal law.

Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “financial experts,” shall be made on an annual basis by the full Board.

RESPONSIBILITIES

The Committee:

Meets at such times and places as the Committee shall determine. The Committee shall meet in executive session with the independent auditor, management and the internal auditor periodically. The Committee shall also meet regularly in a private executive session. The Chairman of the Committee shall report on Committee activities to the full Board.

When appropriate, designates one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Committee as the Committee shall direct.

Reviews and has prior-approval authority regarding related-party transactions (as defined in the relevant NASDAQ requirements).

Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Approves the hiring of employees and former employees of the independent auditor.

Publishes the report of the Committee to be included in the Company’s proxy statement for its annual meeting of shareholders.

Performs such other functions as assigned by law, the Company’s bylaws or as the Board deems necessary and appropriate.

Annual Audit & Financial Reporting

Is directly responsible for the appointment, replacement, compensation and oversight of the work of the independent auditor and any other registered public accounting firm providing services to the Company. The independent auditor and such other registered public accounting firms shall report directly to the Committee.

Reviews and discusses the written statement from the independent auditor concerning any relationship between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor, and, based on such review, assesses the independence of the auditor.

Establishes policies and procedures for the review and pre-approval by the Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor or any other registered public accounting firm employed by the company with exceptions provided for de minimis amounts under certain circumstances as described by law.

Reviews and discusses with the independent auditor: (a) its audit plans, and audit procedures, including the scope, fees and timing of the audit and (b) the results of the annual audit examination and accompanying management letters.

Reviews and discusses reports from the independent auditor on: (a) all critical accounting policies and practices used by the Company, (b) alternative accounting treatments within GAAP related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the independent auditor and (c) other material written communications between the independent auditor and management.

Discusses with the independent auditor the matters required to be discussed by SAS 61, as the same may be modified or supplemented.

Reviews and discusses with management and the independent auditor the quarterly earnings press release, including the interim financial information included therein, the results of the independent auditor’s procedures with respect to interim periods and the Quarterly Report on Form 10-Q for each of the first three fiscal quarters of each fiscal year.

Ascertains whether significant matters identified as a result of interim review procedures have been brought to the attention of the Committee.

Reviews and discusses with management and the independent auditor the year-end audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, if deemed appropriate, recommends to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year.

Reviews with the independent auditor its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Committee under generally accepted auditing standards.

Internal Control

Reviews and discusses with management and the independent auditor: (a) the adequacy and effectiveness of the Company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditor or management and (b) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management reports thereon.

Is directly responsible for the employment, replacement, compensation and oversight of the work of the internal auditor. The internal auditor shall report directly to the Committee.

A-2

Compliance & Risk Management

Reviews and discusses significant accounting, reporting, regulatory or industry developments affecting the Company.

Reviews and discusses with management and the independent auditor the Company’s significant financial risk exposures and the steps management has taken to monitor and manage such exposures.

Reviews legal and regulatory matters that may have a material impact on the Company’s financial statements. As part of this review, the Committee shall receive regular reports from management and/or the Company’s counsel on significant litigation in which the Company is involved and the anticipated impact of such litigation.

Committee Self-Assessment and Charter Review

The Committee shall engage in an annual self-assessment and will annually review and reassess the adequacy of its charter, and recommend any changes to the full Board.

The Committee’s charter shall be included with the Company’s proxy statement for the annual meeting of shareholders at least once every three years.

A-3

Appendix B

HOOKER FURNITURE CORPORATION

2005 STOCK INCENTIVE PLAN

1. Purpose. The purposes of this Hooker Furniture Corporation 2005 Stock Incentive Plan (the “Plan”) are (i) to encourage outstanding individuals to accept or continue employment with Hooker Furniture Corporation (the “Company”) and its subsidiaries or to serve as outside directors of the Company, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and the Company’s shareholders by providing them with restricted stock awards and other stock and cash incentives. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold in connection with any Performance Grant, any lapse of restrictions on or payment with respect to Restricted Stock or Restricted Stock Units, or any exercise of a Stock Appreciation Right.

(c) “Board” means the board of directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) the acquisition, other than from the Company by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(ii) individuals who constitute the Board as of the Plan effective date described in Section 13 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the effective date of the Plan whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company; or

(iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and as may be amended from time to time. Any reference in the Plan to a specific section of the Code shall include any successor provision of the Code.

(f) “Committee” means, the Compensation Committee of the Board. Each member of the Committee shall satisfy such requirements as may be established by the NASDAQ Stock Market. In addition, if any member of the Compensation Committee does not qualify as an outside director for purposes of Code section 162(m) or as a non-employee director for purposes of Rule 16b-3, the remaining members of that committee (but not less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

(g) “Company Stock” means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 15), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(h) “Date of Grant” means the date on which the Committee grants an Incentive Award.

(i) “Disability” or “Disabled” means that the Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment. A Participant will not be considered to have incurred a Disability unless he or she has furnished proof of such impairment sufficient to satisfy the Committee in its discretion, and any such determination by the Committee shall be conclusive.

(j) “Fair Market Value” means the average of the high and low sales prices of a share of Company Stock, as reported by Bloomberg or other financial reporting service selected by the Company, as of the last day on which Company Stock is traded preceding the Date of Grant or preceding any other date for which the value of Company Stock must be determined under the Plan.

(k) “Incentive Award” means, collectively, an award of Restricted Stock, a Restricted Stock Unit, a Stock Appreciation Right, or a Performance Grant under the Plan.

(l) “Mature Shares” means previously acquired shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances, and which such holder has held for at least six months if the Company is accounting for Incentive Awards using APB Opinion 25, or has purchased on the open market.

(m) “Outside Director” means any member of the Board who is not otherwise an employee of the Company or any of its subsidiaries.

(n) “Participant” means any employee who receives an Incentive Award under the Plan.

(o) “Performance Criteria” means any of the following areas of performance of the Company: total shareholder return, revenue, gross profit, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), operating income, pre-tax earnings, net operating profit after taxes, net income, earnings per share, gross margin, operating margin, net margin, operating cash flow, free cash flow, return on assets, return on invested capital, and return on equity. Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company, and may be measured relative to a peer group or index.

(p) “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Grant or a grant of Restricted Stock or Restricted Stock Units that relates to one or more Performance Criteria.

(q) “Performance Grant” means an Incentive Award made pursuant to Section 9.

(r) “Plan Year” means January 1 to December 31.

(s) “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

(t) “Restricted Stock Unit” means a right to receive Company Stock, cash or a combination of Company Stock or cash upon the terms and subject to the conditions of Section 7.

(u) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

(v) “Stock Appreciation Right” means a right to receive Company Stock from the Company granted under Section 8.

(w) “Taxable Year” means the fiscal period used by the Company for reporting taxes on income under the Code.

3. General. The following types of Incentive Awards may be granted under the Plan: Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Grants.

4. Stock.

(a) Subject to Section 15 of the Plan, there shall be reserved for issuance under the Plan an aggregate of seven hundred and fifty thousand (750,000) shares of Company Stock, which shall be authorized but unissued shares. No more than seventy-five thousand (75,000) shares may be allocated to the Incentive Awards, including the maximum shares payable under a Performance Grant, that are granted during any single Taxable Year to any individual Participant. Shares covered by an Incentive Award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant, but in no event during the term of the Plan shall the total shares covered by outstanding Incentive Awards exceed the total shares then available for issuance under the Plan.

(b) Shares allocable to Incentive Awards or portions thereof granted under the Plan that expire, are forfeited, lapse or otherwise terminate or are cancelled shall be added to the shares available for Incentive Awards under the Plan. Any shares covered by a Stock Appreciation Right shall be counted as used only to the extent shares are actually issued to the Participant when the Stock Appreciation Right is exercised. In addition, any shares retained by the Company in satisfaction of a Participant’s obligations to pay Applicable Withholding Taxes with respect to any Incentive Award and any shares of Company stock covered by an Incentive Award that is settled in cash shall be added to the shares available for Incentive Awards under the Plan. Such restrictions shall not expire less than three years from the date on which the restricted stock was awarded if the restrictions are based on the passage of time, or less than one year from the date on which the restricted stock was awarded if the restrictions are based on the achievement of performance goals. However, the Committee may in its discretion provide that restrictions will expire at an earlier time as a result of the disability, death or retirement of a Participant, or the occurrence of a change in control.

5. Eligibility.

(a) All present and future key management employees of the Company or any subsidiary of the Company (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or any subsidiary of the Company shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 16, to select eligible key management employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award.

(b) The grant of an Incentive Award shall not obligate the Company or any subsidiary of the Company to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

(c) Present and future Outside Directors shall be eligible to receive Restricted Stock pursuant to the terms of Section 11 of the Plan. Outside Directors shall not be entitled to receive any other types of Incentive Awards under the Plan.

6. Restricted Stock Awards.

(a) The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice, when accepted in writing by the Participant, shall become the award agreement between the Company and the Participant. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.

(b) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the Participant’s Grant Agreement have expired or been removed pursuant to paragraph (d) or (e) below.

(c) Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall be held by the Company until the restrictions expire and the Participant shall provide the Company with appropriate stock powers endorsed in blank.

(d) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (b) above shall expire. The terms and conditions may include the achievement of a Performance Goal. Restrictions conditioned on the passage of time shall not expire less than three years from the Date of Grant of the Restricted Stock, and restrictions conditioned on the achievement of Performance Goals shall not expire less than one year from the Date of Grant. Notwithstanding the foregoing, the Committee may in its discretion, and without limitation, provide that restrictions will expire as a result of the Disability, death or retirement of the Participant or the occurrence of a Change in Control. The terms and conditions of a Restricted Stock award shall be governed by the provisions of Section 9 to the extent that the award is intended to comply with the requirements of Code section 162(m).

(e) Notwithstanding the provisions of paragraph (b) above, the Committee may at any time, in its sole discretion, modify the terms and conditions of a Restricted Stock Award (including any or all of the restrictions applicable thereto), subject to the restrictions of Section 9 as to any Performance Goal if the award is intended to comply with the requirements of Code section 162(m).

(f) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, if the terms of the grant so permit, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Company retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

7. Restricted Stock Unit Awards.

(a) The Committee may make grants of Restricted Stock Units to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock Units, notice shall be given to the Participant stating the number of Restricted Stock Units granted and the terms and conditions to which the Restricted Stock Units are subject. This notice, when duly accepted in writing by the Participant, shall become the award agreement between the Company and the Participant. Restricted Stock Units may be awarded by the Committee in its discretion without cash consideration.

(b) Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(i) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or

(ii) a requirement that the holder forfeit such units in the event of termination of employment during the period of restriction.

All restrictions shall expire at such times as the Committee shall specify. Restrictions conditioned on the passage of time shall not expire less than three years from the Date of Grant of the Restricted Stock Units, and restrictions conditioned on the achievement of performance goals shall not expire less than one year from the Date of Grant. Notwithstanding the foregoing, the Committee may in its discretion, and without limitation, provide that restrictions will expire as a result of the Disability, death or retirement of the Participant or the occurrence of a Change in Control. In addition, the Committee may at any time, in its sole discretion, modify the terms and conditions of a Restricted Stock Unit Award (including any or all of the restrictions applicable thereto), subject to the restrictions of Section 9 as to any Performance Goal if the award is intended to comply with the requirements of Code section 162(m).

(c) The Committee may also establish such other terms and conditions as it deems appropriate for an award of Restricted Stock Units. The terms and conditions may include the achievement of a Performance Goal. The terms and conditions of a Restricted Stock Unit award shall be governed by the provisions of Section 9 to the extent that the award is intended to comply with the requirements of Code section 162(m).

(d) Each Participant shall agree at the time his or her Restricted Stock Units are granted, and as a condition thereof, to pay to the Company or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificates shall be issued to such Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, if the terms of the grant so permit, the Participant may elect to (i) deliver Mature Shares or (ii) have the Company retain the number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

(e) Except to the extent this Plan or the Committee specifies otherwise, Restricted Stock Units represent an unfunded and unsecured obligation of the Company and do not confer any of the rights of a shareholder until shares of Company Stock are issued thereunder. Settlement of Restricted Stock Units upon expiration of the vesting period or any later payment date shall be made in shares of Company Stock or otherwise as determined by the Committee. The number of shares, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents. Until a Restricted Stock Unit is so settled, the number of shares represented by a Restricted Stock Unit shall be subject to adjustment pursuant to Section 15. Any Restricted Stock Units that are settled after the Participant’s death shall be distributed to the Participant’s designated beneficiary(ies) or, if none was designated, the Participant’s estate.

8. Stock Appreciation Rights.

(a) Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted in a separate Incentive Award.

(b) The following provisions apply to all Stock Appreciation Rights that are granted under the Plan:

(i) The exercise price of shares of Company Stock covered by a Stock Appreciation Right shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

(ii) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to receive in exchange from the Company shares of Company Stock equal in value to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (y) the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Committee may limit the number of shares of Company Stock that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

(iii) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right.

(iv) No Stock Appreciation Right shall include any feature or right for the deferral of compensation, including, but not limited to, an agreement or arrangement under which the Company would purchase from the Participant (or any other holder of the Stock Appreciation Right) any of the shares of Company Stock delivered or to be delivered upon exercise of the Stock Appreciation Right.

(c) The manner in which the Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Incentive Award. The Incentive Award shall provide for payment in Company Stock. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

9. Performance Grants.

(a) Each Performance Grant shall be evidenced by an agreement (a “Grant Agreement”) setting forth the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions as are applicable to the Performance Grant. Each Performance Grant shall be granted and administered to comply with the requirements of Code section 162(m). The aggregate maximum cash amount payable under the Plan in any Taxable Year to any Participant (who is an employee of the Company or any subsidiary of the Company) shall not exceed $500,000. In the event of any conflict between a Grant Agreement and the Plan, the terms of the Plan shall govern.

(b) The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

(c) The Committee shall establish for each Performance Grant the amount of cash or Company Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. Any Performance Grant shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may not increase during a Plan Year the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments as provided in a Performance Grant.

(d) The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of a Performance Criteria to the Performance Goal as established in the Grant Agreement. All calculations of actual payments shall be made by the Committee and the Committee shall certify in writing the extent, if any, to which the Performance Goals have been met.

(e) Performance Grants will be paid in cash, Company Stock or both, at such time or times as are provided in the Grant Agreement. The Committee may provide in the Grant Agreement that the Participant may make a prior election to defer the payment under a Performance Grant subject to such terms and conditions as the Committee may determine.

(f) Nothing contained in the Plan will be deemed in any way to limit or restrict any Company or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(g) A Participant who receives a Performance Grant payable in Company Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Performance Grant. The Company Stock may be issued without cash consideration.

(h) A Participant’s interest in a Performance Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(i) Whenever payments under a Performance Grant are to be made in cash, the Company will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving a Performance Grant payable in the form of Company Stock, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued to such Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, if the grant so permits, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Company retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

10. Method of Exercise of Stock Appreciation Rights.

(a) Stock Appreciation Rights may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of Stock Appreciation Rights the Participant has elected to exercise.

(b) The Company may place on any certificate representing Company Stock issued upon the exercise of a Stock Appreciation Right any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant’s investment intent. Until the Participant has made any required payment, including any

Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

(c) Each Participant shall agree as a condition of the exercise of a Stock Appreciation Right, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued upon the exercise of a Stock Appreciation Right.

(d) As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, if the Stock Appreciation Rights agreement so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Company retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

11. Annual Restricted Stock Award for Outside Directors. On the tenth business day of January of 2006 and of each subsequent Plan Year (the “Annual Grant Date”), each Outside Director shall be granted, without further action on the part of the Board or the Committee, shares of Restricted Stock. The number of shares of Restricted Stock awarded to an Outside Director each Plan Year shall be determined by dividing an amount equal to fifty percent (50%) of the total fees payable to the Outside Director for the Plan Year, by the Fair Market Value of Company Stock on the Annual Grant Date, and rounded to the nearest whole share. The award agreement evidencing such grant of Restricted Stock shall provide that the Restricted Stock will become fully vested, and the restrictions (as determined in accordance with Section 6) applicable to Restricted Stock Awards shall lapse, on the third anniversary of the Annual Grant Date if the Outside Director continuously serves as an Outside Director from the Annual Grant Date to the third anniversary of such date or, if earlier, the date on which the Outside Director dies, becomes Disabled, the first Annual Meeting of the Company’s shareholders following the Outside Director’s attainment of age 75, or the occurrence of a Change in Control of the Company.

12. Transferability of Stock Appreciation Rights. Stock Appreciation Rights may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award.

13. Effective Date of the Plan. This Plan was approved by the Board on January 12, 2005, and will become effective on March 30, 2005 subject to approval by the affirmative vote of the holders of a majority of the votes cast at the 2005 Annual Meeting of the Company’s shareholders.

14. Termination, Modification, Change. If not sooner terminated by the Company’s board of directors, this Plan shall terminate at the close of business on March 30, 2010. No Incentive Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code or by requirements of the NASDAQ Stock Market, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 15), materially modifies the requirements as to eligibility for participation in the Plan, materially increases the benefits accruing to Participants under the Plan, or expands the types of Incentive Awards provided under the Plan, unless such change is authorized by the shareholders of the Company. The Board may unilaterally amend Incentive Awards with respect to Participants, and the Plan subject to the limitations described in the preceding sentence, as it deems appropriate to ensure compliance with Rule 16b-3 and to cause the Plan and any Incentive Awards to meet the requirements of the Code and regulations and other interpretation and guidance issued thereunder, including but not limited to Code section 409A. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.

15. Change in Capital Structure.

(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price, the terms of Incentive Awards and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

(b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

16. Administration of the Plan.

(a) The Plan shall be administered by the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii) to determine which persons are Participants, to which of such Participants, if any, Incentive Awards shall be granted hereunder and the timing of any such Incentive Awards, and to grant Incentive Awards;

(iii) to grant Incentive Awards to Participants and determine the terms and conditions thereof, including the number of shares of Company Stock subject to Incentive Awards and the exercise or purchase price of such shares of Company Stock and the circumstances under which Incentive Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of Performance Goals, the occurrence of certain events, or other factors;

(iv) to establish or verify the extent of satisfaction of any Performance Goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Incentive Award;

(v) to prescribe and amend the terms of the award agreements or other documents evidencing Incentive Awards made under this Plan (which need not be identical);

(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 15;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Incentive Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3, Code section 409A or any other section or requirement of the Code applicable to the Incentive Award.

(b) The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d) The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Incentive Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Incentive Awards, to process or oversee the issuance of shares of Company Stock upon the exercise, vesting and/or settlement of an Incentive Award, to interpret the terms of Incentive Awards and to take such other actions as the Committee may specify, provided that in no case shall any such administrator be authorized to grant Incentive Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

17. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company—at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

18. Compliance with the Code. The terms of this Plan are subject to the provisions of the Code and all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate with respect to provisions of the Code, including but not limited to Code section 409A. The Committee shall interpret the Plan in a manner that will cause the Plan and any Incentive Award to comply with all applicable provisions of the Code.

19. General Provisions.

(a) The adoption of this Plan and any setting aside of cash amounts or shares of Company Stock by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor a Participant’s permitted transferees or estate shall have any interest in any assets of the Company by virtue of this Plan, except as a general unsecured creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust subject to the claims of the Company’s creditors to discharge its obligations under the Plan.

(b) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any subsidiary of the Company, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or Outside Directors of the Company or any subsidiary of the Company.

(c) The Plan shall be binding upon the Corporation, its successors and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

(d) This Plan and any award agreements or other documents entered into in connection with the Plan shall be interpreted and construed in accordance with the laws of the Commonwealth of Virginia and applicable federal law.

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Shareholders called for March 30, 2005

The undersigned hereby appoints Paul B. Toms, Jr. and Douglas C. Williams, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia on March 30, 2005 at 2:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

(1)	Election of Directors

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:	Paul B. Toms, Jr., Douglas C. Williams, W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, Robert A. Taylor, L. Dudley Walker and Henry G. Williamson, Jr.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

___________________________________________________

(2)	Approval of the Hooker Furniture Corporation 2005 Stock Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on March 30, 2005, receipt of which is hereby acknowledged.

(Continued and to be dated and signed on reverse side)

(continued from reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Dated _________________________________, 2005

____________________________________________

____________________________________________

Please promptly mark, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.